Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Announces Number of Shares to be Distributed as part of Arrangement

Denver, Colorado May 8, 2007 — Vista Gold Corp. (TSX & AMEX: VGZ) (“Vista”) announced today that it will receive a total of 26,933,055 shares of common stock of Allied Nevada Gold Corp. (“Allied Nevada Shares”) as part of the previously announced arrangement involving Vista, Allied Nevada Gold Corp., and Carl and Janet Pescio (the “Arrangement”).  Of these 26,933,055 Allied Nevada Shares, 25,403,207 shares will be available for distribution to shareholders of Vista, subject to applicable withholding taxes (as described in the management information and proxy circular of Vista dated October 11, 2006) and after Vista retains approximately 1.5 million shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement.  Accordingly, assuming there is no change in the number of the issued and outstanding shares of Vista between the date hereof and the effective time of the Arrangement, for each existing share of Vista that a shareholder owns immediately prior to the effective time of the Arrangement, they will receive, subject to applicable withholding taxes (a) one new share of Vista, (b) 0.794 of a Allied Nevada Share and (c) any payment they are entitled to receive in lieu of a fractional share of Allied Nevada.

As previously announced, the distribution to shareholders who are not residents in Canada may be subject to withholding taxes, which cannot be determined until after the closing of the Arrangement.  Consequently, Vista will withhold 10% of all Allied Nevada Shares distributable to shareholders who are not residents in Canada, to meet any shareholder withholding tax requirements.  Withholding taxes, if any, will be paid from the proceeds of selling Allied Nevada Shares withheld by Vista from distribution to Vista shareholders.  Once sufficient net proceeds have been realized to meet any withholding tax requirements, the remaining Allied Nevada Shares, if any, will be distributed to the shareholders who are not residents in Canada who had their Allied Nevada Shares withheld.

Vista hereby notifies all shareholders that any deemed dividend that arises as part of the Arrangement is designated to be an eligible dividend for Canadian tax purposes.

About Vista Gold Corp.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Company’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Mt. Todd project in Australia, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Vista’s or Allied Nevada’s businesses, operations, plans and other such matters are forward-looking statements. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista and Allied Nevada, including anticipated consequences of the contemplated transaction described herein, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks that Vista’s or Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s or Allied Nevada’s operations of environmental regulations in the countries in which they operate; risks due to legal proceedings; uncertainty of being able to raise capital on favorable terms or at all; and risks that may affect Vista’s ability to complete the contemplated transaction described herein; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Gregory G. Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.